EXHIBIT 23(b)

CONSENT OF KPMG LLP
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Somerset Hills Bancorp:

We consent to the incorporation by reference in the registration statement on Form S-8 of Somerset Hills Bancorp of our report dated March 3, 2006, relating to the consolidated statement of financial condition of Somerset Hills Bancorp as of December 31, 2005, and the related consolidated statements of income, stockholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2005, which report appears in the December 31, 2006 Annual Report on Form 10-K of Somerset Hills Bancorp.

/s/ KPMG LLP

Short Hills, New Jersey
May 17, 2007

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